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                                                               EXHIBIT 99.(a)(2)

ATTACHMENT:  LETTER OF TRANSMITTAL



                              LIBERATE TECHNOLOGIES

                              Letter of Transmittal




PARTICIPATION INSTRUCTIONS:

1A. COMPLETE THIS FORM ONLINE IN MICROSOFT WORD, COMPLETING THE ABOVE BLANKS (INCLUDING DATE AND NAME) AND SEND FROM YOUR LIBERATE EMAIL ACCOUNT TO YNAMEKAT@LIBERATE.COM AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 5:00 P.M. PACIFIC TIME ON MAY 4, 2001,

OR

1B. PRINT THIS FORM, COMPLETE IT, SIGN IT, AND FAX IT TO (650) 701-6163 OR DELIVER IT TO YVONNE NAMEKATA, LIBERATE TECHNOLOGIES, 2 CIRCLE STAR WAY, SAN CARLOS, CA 94070 AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 5:00 P.M. PACIFIC TIME ON MAY 4, 2001.

2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM STOCK ADMINISTRATION WITHIN 3 BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN FORMS AFTER APRIL 27, 2001 MAY NOT RECEIVE TIMELY CONFIRMATION.


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Name of Optionee:       ____________________________

Country Where Employed: ____________________________

Social Security Number: _____-______-__________   (U.S. employees only)



I have received and read the email message from Mitchell Kertzman dated March 23, 2001, as well as the "Offer to Exchange All Outstanding Options to Purchase Common Stock Under Liberate Technologies 1999 Equity Incentive Plan" including the FAQ. I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me on or after November 4, 2000 under the Liberate Technologies 1999 Equity Incentive Plan (the "Plan"). In return, Liberate will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Liberate board of directors held after six months and one day following the date we cancel the options accepted for exchange, which will be on or after November 5, 2001 (the "replacement grant date"), provided that I am still employed by Liberate on that date. The exercise price of the replacement options will be equal to the closing price of Liberate stock on such date. Twenty percent of the shares of common stock underlying the replacement options will vest immediately, with the remaining



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shares vesting monthly over two-and-a-half years. The replacement options will be blacked out for three weeks following the replacement grant date.

I understand that the replacement options will be nonstatutory stock options
(NSOs). Except for the vesting schedule, strike price, and black-out provision, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

I also understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Liberate may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options that Liberate made available to me through OptionsLink. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Liberate accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT THIS ELECTION WILL BE IRREVOCABLE ON THE DATE LIBERATE ACCEPTS MY OPTIONS FOR EXCHANGE.

I hereby make the following election(s) with regard to my eligible option grants:

A.    OPTIONS GRANTED ON OR AFTER NOVEMBER 4, 2000

/ /   I hereby elect to cancel ALL outstanding options granted on or after
November 4, 2000. (PARTIAL ELECTIONS ARE NOT PERMITTED.)

B. OPTIONS GRANTED ON OR AFTER NOVEMBER 4, 2000, PLUS OPTIONS GRANTED BEFORE NOVEMBER 4, 2000

/ / I hereby elect to cancel ALL outstanding options granted on or after November 4, 2000, and in addition I hereby elect to cancel the following outstanding options granted before November 4, 2000. (PLEASE LIST ONLY THOSE OPTIONS THAT YOU WANT TO CANCEL):

1.       Option Granted on _______________ ____, ________.

2.       Option Granted on _______________ ____, ________.

3.       Option Granted on _______________ ____, ________.

4.       Option Granted on _______________ ____, ________.




Optionee's Signature (if submitted in hardcopy): _______________________ Optionee's Name (if submitted electronically):

Date:  ______________________

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